                            CERTIFICATE OF CORRECTION
                                       TO
                             ARTICLES SUPPLEMENTARY
                                       OF
                              RAIT INVESTMENT TRUST
                    (A MARYLAND REAL ESTATE INVESTMENT TRUST)


      RAIT INVESTMENT TRUST, a Maryland real estate investment trust (the "Trust"), hereby certifies to the State Department of Assessments and Taxation of Maryland (the "Department") that:

      FIRST: On March 17, 2004 at 2:24 p.m. the Trust filed with the Department Articles Supplementary dated March 16, 2004. (the "Articles Supplementary") to the Declaration of Trust of the Trust, and the Articles Supplementary require correction as permitted by Section 1-207 of the Corporations and Associations Article of the Annotated Code of Maryland.

      SECOND: (A) Article THIRD, Section (3)(a) of the Articles Supplementary, as previously filed and to be corrected hereby, reads as follows:

            (3) Dividends. (a) Holders of Series A Preferred Shares shall be entitled to receive, when, as and if authorized and declared by the Board of Trustees, out of legally available funds of the Trust, cumulative preferential cash dividends at the rate of 7.75% of the Liquidation Preference (as defined hereinafter) per Series A Preferred Share per annum (which is equivalent to a fixed annual amount of $1.9375 per Series A Preferred Share). Such dividends shall accrue and cumulate from the date of original issuance of such share and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year or, if not a business day, the next succeeding business day (each a "Dividend Payment Date"), commencing, with respect to any Series A Preferred Share, on the Dividend Payment Date next succeeding the date of original issuance of such share. Any dividend payable on the Series A Preferred Shares for any partial dividend period shall be pro rated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable to holders of record as they appear in the stock transfer records of the Trust at the close of business on the applicable dividend record date, which shall be the first day of the calendar month in which the applicable Dividend Payment Date falls or, if not a business day, the next succeeding business day or such other date designated by the Board of Trustees for the payment of dividends that is not more than 30 nor less than 10 calendar days immediately preceding such Dividend Payment Date (each, a "Dividend Record Date").

      (B) Article THIRD, Section (3)(a) of the Articles Supplementary, as corrected hereby, shall read follows:

            (3) Dividends. (a) Holders of Series A Preferred Shares shall be entitled to receive, when, as and if authorized and declared by the Board of Trustees, out of legally available funds of the Trust, cumulative preferential cash dividends at the rate of 7.75% of the Liquidation Preference (as defined hereinafter) per Series A Preferred Share per annum (which is equivalent to a fixed annual amount of $1.9375 per Series A Preferred Share). Such dividends shall accrue and cumulate from the date of original issuance of such share and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year or, if not a business day, the next succeeding business day (each a "Dividend Payment Date"), commencing, with respect to any Series A Preferred Share, on the Dividend Payment Date next succeeding the date of original issuance of such share. Any dividend payable on the Series A Preferred Shares for any partial dividend period shall be pro rated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable to holders of record as they appear in the stock transfer records of the Trust at the close of business on the applicable dividend record date, which shall be the first day of the calendar month in which the applicable Dividend Payment Date falls or, if not a business day, the next succeeding business day or such other date designated by the Board of Trustees for the payment of dividends that is not more than 30 nor less than 10 calendar days (5 calendar days as to the March 31, 2004 Dividend Payment Date) immediately preceding such Dividend Payment Date (each, a "Dividend Record Date").

      (C) The inaccuracies or defects contained in Article THIRD, Section (3)(a) of the Articles Supplementary, as previously filed, is that insufficient time was allowed for the declaration and payment of the initial dividend.

      THIRD: The name of each party to the document being corrected is RAIT INVESTMENT TRUST

      IN WITNESS WHEREOF, RAIT INVESTMENT TRUST has caused this Certificate of Correction to be signed in its name and on its behalf by its Chairman and Chief Executive Officer and witnessed by its Assistant Secretary on March 18, 2004.

WITNESS:                              RAIT INVESTMENT TRUST


/s/ Julie Mark                              By: /s/ Betsy Z. Cohen
------------------------                    ----------------------------
   Julie Mark                               Betsy Z. Cohen
   Assistant Secretary                      Chairman and Chief Executive
                                            Officer

      THE UNDERSIGNED, Chairman and Chief Executive Officer of RAIT INVESTMENT TRUST, with respect to the foregoing Certificate of Correction of which this certificate is made a part, hereby acknowledges, in the name and on behalf of the Trust, the foregoing Certificate of Correction to be the act of the Trust and further certifies that, to the best of his or her knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects, under the penalties of perjury.


                                            /s/ Betsy Z. Cohen
                                            ----------------------------
                                            Betsy Z. Cohen
                                            Chairman and Chief Executive
                                            Officer
                                     - 3 -